SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING


                                    Commission File Number______0-8640______

(Check One):
    Form 10-K and Form 10-KSB        X  Form 11-K
___                                 ___
    Form 20-F          Form 10-Q and Form 10-QSB          Form N-SAR
___                 ___                                ___

      For period ended:  December 31, 1995
                         _________________

   Transition Report on Form 10-K and Form 10-KSB
___
   Transition Report on Form 20-F
___
   Transition Report on Form 11-K
___
   Transition Report on Form 10-Q and Form 10-QSB
___
   Transition Report on Form N-SAR
___

      For the transition period ended:   _________________________

      READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM.
      PLEASE PRINT OR TYPE.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: Item
                                                                ____
4
____________________________________________________________________
____________________________________________________________________
____________________________________________________________________
____________________________________________________________________

                             PART I
                     REGISTRANT INFORMATION

Full name of registrant:     SYNCOR INTERNATIONAL CORPORATION
                             ________________________________
                             EMPLOYEE SAVINGS AND STOCK OWNERSHIP
                             ____________________________________
                             PLAN
                             ____

Former name if applicable:   _____________________________________
                             _____________________________________
                             _____________________________________



Address of principal executive office
(Street and Number):               20001 Prairie Street

City, State and Zip Code:          Chatsworth,California 91311
                                   ___________________________

                             PART II
                     RULE 12b-25 (b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check appropriate box.)

       X  (a)  The reasons described in reasonable detail in Part
      ___
III of this form could not be eliminated without unreasonable effort or expense;

       X  (b)  The subject annual report, semi-annual report,
      ___
transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c)  The accountant's statement or other exhibit required
      ___
by Rule 12b-25 (c) has been attached if applicable.


                            PART III
                            NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.
(Attach extra sheets if needed.)

Completion of the audit of the Syncor International Corporation Employee Savings and Stock Ownership Plan (the "Plan") as of and for the year ended December 31, 1995 has been delayed pending additional information from the Plan Trustee. Due to the nature of the Plan and the mechanism of its administration, the Form 5500 and the financial tables for Form 11-K could not be completed without unreasonable effort or expense.


                             PART IV
                        OTHER INFORMATION

      (1) Name and telephone number of person to contact in regard to this notification:

      Michael E. Mikity      (818)             717-4610
      _________________      _____             ________
      (Name)                 (Area Code)       (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15 (d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                         X Yes        No
                                        ___        ___

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                           Yes      X No
                                        ___        ___


      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


      SYNCOR INTERNATIONAL CORPORATION EMPLOYEE
      _________________________________________
      SAVINGS AND STOCK OWNERSHIP PLAN
      ________________________________
          (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.






Date: July 2, 1996             By: /s/ Michael E. Mikity
      __________________           _______________________
                                   Michael E. Mikity
                                   Sr. Vice President and
                                   Chief Financial Officer




      INSTRUCTION:     THE FORM MAY BE SIGNED BY AN EXECUTIVE
OFFICER OF THE REGISTRANT OR BY ANY OTHER DULY AUTHORIZED REPRESENTATIVE. THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED BENEATH THE SIGNATURE. IF THE STATEMENT IS SIGNED ON BEHALF OF THE REGISTRANT BY AN AUTHORIZED REPRESENTATIVE (OTHER THAN AN EXECUTIVE OFFICER), EVIDENCE OF THE REPRESENTATIVE'S AUTHORITY TO SIGN ON BEHALF OF THE REGISTRANT SHALL BE FILED WITH THE FORM.




                            ATTENTION

      Intentional misstatements or omissions of fact constitute
Federal criminal violations (SEE 18 U.S.C. 1001).